"**"Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

May 18th, 2011

Mr. James Briscoe
Chairman, President, Chief Executive Officer and Chief Financial Officer
Liberty Star Uranium and Metals Corp.
5610 E Sutler Lane
Tucson, AZ     85712

Re:	Engagement Letter for Exclusive Financial Advisory Services

Dear Mr. Briscoe:

McNicoll, `Lewis & Vlak LLC, is pleased to provide this Engagement Letter (the “Letter”) to Liberty Star Uranium Metals Corp (“Company” or “Liberty Star” or “you”).

The purpose of this Letter is to set forth the terms and conditions under which MLV will provide certain exclusive and other non-exclusive financial advisory services to the Company as described herein.  Upon the Company’s acceptance of this Letter, MLV will commence the activities and services as outlined herein.

1.
Engagement.  The Company engages McNicoll, Lewis & Vlak LLC (“Financial Advisor” or “we” or “us”) to act as your exclusive financial advisor, with such activities to include general corporate advisory and possible merger/acquisition work involving the Company or core Company assets including Big Chunk in Alaska, and Tombstone (and related opportunities) and North Pipes in Arizona (together, the “Properties”).  The Engagement may also include, as directed by the Company and on a non-exclusive basis, arranging, placing and/or underwriting debt or equity securities of the Company (the “Securities”) in the public or private markets.  Any placement of securities (the “Placement”) shall be on a “best efforts” basis.

During the term of our Engagement, we will as appropriate:

a)
Review information related to the business, operations and financial performance of Liberty Star which MLV considers to be relevant, including asset valuations, corporate valuations, feasibility studies, historical and management prepared projected exploration, development and operating statements and capital expenditure requirements;

b)	Review such financial, market and industry information and conduct such other analyses as it considers relevant and appropriate in the circumstances;

c)	Provide the Company with an estimate of value for Big Chunk;

d)	Assist the Company in evaluating its strategic options related to Big Chunk;

e)	Provide the Company with an estimate of value of its Arizona Properties;

f)	Assist the Company in evaluating strategic options regarding its Arizona Properties including a review of Nord Resources as a potential party for amalgamation, sale or acquisition;

Liberty Star Uranium and Metals Corp.
May 18th, 2011

g)	Assist the Company in assessing the best corporate structure for financing and developing the Company’s Properties for maximizing shareholder value;

h)
Further to 1(d) and 1(f), identify potential merger partners or acquisition targets for the Company; and, with the concurrence of the Company, approach potential merger partners or acquisition targets to investigate their interest in entering into a transaction with the Company;

i)	Further to 1 (d) and 1(f), provide the Company structuring, pricing and negotiation advice for the sale of, acquisition by, merger or joint venture of the Company’s Properties;

j)	Arrange, place and/or underwrite, as directed by the Company, any corporate equity or debt financing;

k)	Other tasks to be mutually agreed upon between the Company and MLV.

The term of the Financial Advisor Engagement hereunder shall extend for twelve months (plus any Tail as applicable) commencing with the signing of the Letter unless terminated by either party on thirty days' written notice and may be extended if the parties mutually agree.  The Company may terminate the engagement after four months subject to paragraph 6 below.

You acknowledge and agree that our Engagement pursuant to this Letter is not an agreement by us or any of our affiliates to underwrite or purchase any Securities or otherwise provide neither any financing, nor an agreement by you to issue and sell any Securities. You may in your discretion postpone, modify, abandon or terminate any transaction prior to closing. We may decline to participate in any Placement if we reasonably determine that the offering has become impractical, undesirable, or for any other reason that we determine may be detrimental to us.  We may retain other brokers or dealers to act as sub-agents on our behalf in connection with the Placement, in which case we will share the fees charged with them.

2.	Fees. For our services, you agree to pay us:

a)
A retainer fee of $20,000 per month (the “Retainer”) commencing at the start of the Engagement and payable for a minimum of four months provided we have not been terminated for cause. “Cause” includes illegal activity, fundamental breach of contract, other acts of gross negligence and willful misconduct, or the inability or unwillingness of Roman Friedrich to personally carry out MLV’s obligations under this Agreement. The Retainer may be in the form of cash or common shares of Liberty Star, however the minimum cash payment shall be $10,000 per month and common shares shall be paid in accordance with paragraph 2(e) of this Letter.  Fifty percent of the retainer shall be offset against any success fees payable under (b) and (c) below;

b)
With regard to any merger, acquisition, joint venture, sale, asset sale, asset purchase, strategic investment from a company or companies engaged in the metals and mining industry, vend-in or strategic partnership (a “Strategic Event”), a success fee equal to the product of the Transaction Value times the success fee percentage as described below (“Success Fee”):

Transaction Value	Success Fee Percentage
$0 - $10,000,000	5%
$10 - $25,000,000	3%
>$25,000,000	2%

For purposes of this Letter, “Transaction Value” shall include any consideration paid for the shares or assets of Liberty Star or consideration paid by Liberty Star in the acquisition of the shares or assets of another company, including but not limited to cash, securities, options or rights, property, joint venture interests and the net present value of future receipts or benefits received, or obligations assumed or forgiven. Any non-cash consideration will be assessed at its estimated fair market value at the time of closing.

For clarification, if the Transaction Value was determined to be $27,000,000 then the Success Fee would be ($10,000,000 x 5%) plus ($15,000,000 x 3%) plus ($2,000,000 x 2%) for a total Success Fee of $990,000.  Up to 30% of the Success Fee in this subsection (b) may be paid in the form of Company shares at the Company’s discretion.  All Success Fees are payable at financial closing;

However, if a Strategic Event involves a Company Candidate (please see Annex B, “Company Candidate List”, then MLV shall be entitled to fifty percent (50%) of the Success Fee as described in this paragraph 2(b).

c)
With regard to any equity or debt offering by Liberty Star of which MLV introduced the investor or at the request of Liberty Star had an active role in closing, an underwriting or placement fee (as the case may be) equal to 7% of the gross proceeds of such offering, of which 5% shall be in the form of a cash payment and 2% shall be in the form of Company common shares, payable at financial closing;

d)
All share issuances may be to MLV, an affiliate and/or our assigns, and are subject to regulatory approval where applicable, and must be made full compliance with all securities laws, regulations policies and rules. , Securities will be subject to such hold periods as are required by  securities regulatory authorities. The number of common shares to be issued by Liberty Star under any of the provisions of this Letter shall be calculated by dividing the dollar amount to be paid in common shares of the Company by the  Market Price (being the five day closing average price) on the date prior to the due date of those shares, less a 25% discount . Shares issued under 2(a) shall be issued quarterly within five business days of the due date for the shares at the end of each calendar quarter. Shares issued under 2(b) and 2(c) shall be issued within five business days of the due date of the shares. Liberty Star shall use its best efforts to obtain regulatory approval as required. However, if after 60 days from the respective due date Liberty Star has not received regulatory approval, MLV shall have the option to elect to receive the equivalent amount in cash in lieu of shares, unless such failure is a result of the act or omission of MLV.

e)
You will also pay us the same selling commission on any Placement by you or any affiliate or Success Fee on any Strategic Event that is closed within twelve months from the date of the termination of this engagement (the “Tail”); provided, however, that (i) with respect to a Strategic Event, MLV shall be entitled to the Success Fee if the Company closes a transaction with a party that has been identified  by MLV under Section 1 or identified and contacted by the Company as a potential party interested in a Strategic Event during the Term; and (ii) with respect to a Placement, this shall only apply to Securities sold to investors participating in a Placement during the Term of this agreement or have been introduced to the Company during the Term by the Financial Advisor

Liberty Star Uranium and Metals Corp.
May 18th, 2011

f)
You agree to reimburse us for our reasonable expenses incurred in preparing to market and marketing the Securities, including, but not limited to, legal, travel, fees and disbursements, and printing and distribution of Offering Materials, whether or not a closing occurs. MLV will seek pre-approval from the Company for any expense item greater than $2500.

3.	Indemnification and Contribution. Annex A is hereby incorporated into this agreement by reference and made a part of this agreement.

4.	Representations, Warranties and agreements of the Company. You represent and warrant to, and agree with us, that:

(a)
the Securities will be offered and sold by you in compliance with the requirements for exemptions from registration or qualification of, and otherwise in accordance with, all federal and state securities laws and regulations;

(b)
you will have responsibility for the accuracy and completeness of any Offering Materials.  You agree to notify us promptly of any material adverse changes, or development that may lead to any material adverse change, in your business, properties, operations, financial condition or prospects that concern any statement contained in the Offering Materials, or in any other information provided to us in connection with the Offering Materials, which is inaccurate, incomplete or misleading in any material respect;

(c)
you will make available to us such documents and other information which we reasonably deem appropriate in connection with preparing the Offering Materials or conducting the Placement and will provide us with reasonable access to your officers, directors, employees, accountants, counsel and other representatives in connection therewith; it being understood that we will rely solely upon such information supplied by you and your representatives without assuming any responsibility for independent investigation or verification thereof; and

(d)	at each closing, you will permit us to rely on the representations and warranties of the Company.

For purposes of clarification, the representation contained in Section 4(a) above is intended solely to cover the Company and its officers, directors and employees, and will not be interpreted as a representation as to the Financial Advisor or any of its employees’ or agents’ compliance with applicable laws and regulations in connection with the Placement.

Representations, Warranties and agreements of the Financial Advisor.  We represent and warrant to, and agree with you that we will conduct ourselves completely in compliance with all applicable laws, rules and regulations and we will hold any confidential information of Liberty Star in the strictest confidence and we will not trade in the securities of Liberty Star while in possession of material information that has not been publicly disclosed by Liberty Star.

Liberty Star Uranium and Metals Corp.
May 18th, 2011

5.           Other Matters Relating to Our Engagement.  You acknowledge that you have retained us solely to provide the services set forth in this agreement.  In rendering such services, we will act as an independent contractor, and we owe our duties arising out of this Engagement solely to the Company.  You acknowledge that nothing in this agreement is intended to create duties to you or your creditors or security holders beyond those expressly provided for in this agreement, and we and you specifically disclaim the creation of any fiduciary relationship between, or the imposition of any fiduciary duties on, either party.

You agree that upon completion of a Strategic Event and/or Placement for which we have earned a fee, we may, at our option and expense and in full compliance with securities laws, place an announcement in such print and electronic news media as we may choose, stating that we have acted as financial advisor to the Company and/or placement agent in the Placement.  We will provide a draft of such announcement to you for your review prior to distribution of it.

You acknowledge that we are a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services.  In the ordinary course of business, we and our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in your debt or equity securities, or the debt or equity securities of your affiliates or other entities that may be involved in the transactions contemplated by this agreement.

In addition, we and our affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to you or the Placement.  You also acknowledge that we and our affiliates have no obligation to use in connection with this Engagement or to furnish you confidential information obtained from other companies.

Furthermore, you acknowledge we may have fiduciary or other relationships whereby we or our affiliates may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential investors or others with interests in respect of the Placement.  You acknowledge that we or such affiliates may exercise such powers and otherwise perform our functions in connection with such fiduciary or other relationships without regard to our relationship with you hereunder.

You acknowledge that we are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  You should consult with your own advisors concerning such matters and are responsible for making your own independent investigation and appraisal of the transactions contemplated by this agreement, and we have no responsibility or liability to you with respect to such matters.

6.
Termination.  You or we may terminate our Engagement under this agreement, with or without cause, upon thirty days’ written notice to the other party; provided, however, no such notice may be given by you with effective termination prior to four months from the date of this agreement.  You or we may terminate immediately at any time for Cause, as defined above.-  The Success Fee earned during the Term or the Tail (subject to the provision in paragraph 2(e)), expense reimbursement, indemnity, contribution and exculpation, your representations, warranties and agreements, and miscellaneous provisions of this agreement (including Annex A) will survive any termination of our Engagement under this agreement.

Liberty Star Uranium and Metals Corp.
May 18th, 2011

7.
Miscellaneous. This agreement will be governed by and construed in accordance with the laws of New York, without regard to its conflict of law principles.  You and we hereby waive all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this agreement or any matters contemplated by this agreement.  This agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this agreement.  This agreement may be executed in any number of counterparts.  The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provisions of this agreement, which will remain in full force and effect.  This agreement is solely for the benefit of you and us, and no other person (other than the Indemnified Persons set forth in Annex A hereto) will acquire or have any rights by virtue of this agreement.

9.
Notices.   Any notice provided for or permitted under this Letter will be treated   as having been given (a) when delivered personally, on the next business day after the day on which it is sent, (b) when sent by commercial overnight courier with written verification of receipt, on the next business day after its delivery to the courier during normal business hours, or (c) when mailed postage prepaid by certified or registered mail, return receipt requested, on the fifth (5) business day after its date of posting.  Notices shall be sent to the addresses set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section:

If to MLV:                                              MLV LLC
1251 Avenue of the Americas, 41st Floor
New York, NY  10020
(O) – (212) 542-5870
Attention: General Counsel
dcolucci@mlvco.com

If to Company:                                      Liberty Star Uranium and Metals Corp.
5610 E Sutler Lane
Tucson, AZ     85712
Attn:  Mr. James Briscoe
Chairman, President, CEO and CFO
(O) – (520) 731-8786
jbriscoe@libertystaruranium.com

Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this Engagement agreement.

Liberty Star Uranium and Metals Corp.
May 18th, 2011

Sincerely,

McNicoll, Lewis & Vlak LLC

By     /s/ Brent Lewis
Brent Lewis
Title:  Principal

Agreed and accepted as of the date first above written.

Liberty Star Uranium and Metals Corp.

By    /s/ James Briscoe
James Bricoe
Title: Chairman, President, Chief Executive Officer and Chief Financial Officer

Liberty Star Uranium and Metals Corp.
May 18th, 2011

Annex A to Engagement Letter

You (the “Indemnifier”) agree to (i) indemnify and hold harmless us, our affiliates (within the meaning of the Securities Act of 1933), and each of our respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (Financial Advisor) and such other person or entity is hereinafter referred to as an “Indemnified Person”), from and against any losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising out of or in connection with our Engagement or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the “agreement”), regardless of whether any of such Indemnified Persons is a party thereto, and (ii) periodically reimburse an Indemnified Person for such person’s legal and other expenses as may be incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation; provided, however, the indemnity provided in this Annex A shall not apply in connection with any losses, claims, damages, liabilities, expenses, actions, inquiries, proceedings, and investigations brought against an Indemnified Person by the Indemnifier, or in the name of or on behalf of the Indemnifier.  The Indemnifier is not responsible under the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such person’s negligence or willful misconduct.  To the extent that any prior payment you made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person’s negligence or willful misconduct, such Indemnified Person shall promptly pay you such amount.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless to the extent provided for under the preceding paragraph, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Placement or Sale, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and the Indemifier as well as any other relevant equitable considerations; provided, however, that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Placement or Sale exceed the amount of the fee actually received by the Financial Advisor pursuant to this agreement.  The respective relative benefits received by us and you in connection with any Placement or Sale will be deemed to be in the same proportion as the aggregate fee paid to the Financial Advisor in connection with the Placement or Sale bears to the aggregate consideration paid to you in the Placement or Sale.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against you pursuant to this letter, notify the Indemnifier in writing of the commencement thereof; but omission so to notify the Indemnifier will not relieve the Indemnifier from any liability which the Indemnifier may have to any Indemnified Person, except your obligation to provide reimbursement of expenses or liabilities which were incurred prior to such notice or the Indemnifier’s obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that the Indemnifier suffers actual

Liberty Star Uranium and Metals Corp.
May 18th, 2011

prejudice as a result of such failure.  If the Indemnifier so elects, it may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to the Indemnified Party) and payment of expenses, provided the Indemnifier permits an Indemnified Person and counsel retained by an Indemnified Person at its own expense to participate in such defense.  Notwithstanding the foregoing, in the event (i) the Indemnifier fails promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflict of interests between the Indemnifier or its counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and the Indemnifier agrees to pay the reasonable fees and disbursements of such separate counsel as incurred; provided however, that the Indemnifier will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

The Indemnifier will not, without the Indemnified Party’s prior written consent, which will not be unreasonably withheld, delayed or conditioned, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of each Indemnified Person from all liability and obligations arising therefrom. Without the Indemnifier’s prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding for which indemnification or contribution may be sought hereunder.  Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that the Indemnifier reimburse the Indemnified Person for fees and expenses as provided in this agreement, the Indemnifier agrees that it will be liable for any settlement of any proceeding effected without its prior written consent if (i) such settlement is entered into more than 60 days after receipt by the Indemnifier of the request for reimbursement, and (ii) the Indemnifier will not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

You also agree that no Indemnified Person will have any liability to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses you incur which have been finally judicially determined to have resulted from actions taken or omitted to be taken by such Indemnified Person due to such person’s negligence or willful misconduct.  In no event, regardless of the legal theory advanced, will any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.  Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.
The Indemnifier understands that in the event that it reimburses an Indemnified Party pursuant to this Annex A for the fees and expenses of its counsel, such reimbursement will be made on the basis of counsel's generally applicable rates, provided, however, that such reimbursement will be limited to our reasonable attorney’s fees and expenses.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the agreement.

Liberty Star Uranium and Metals Corp.
May 18th, 2011

Annex B to Engagement Letter

Company Candidate List

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